Exhibit 10.84

MEMORANDUM OF AGREEMENT
Norwegian Shipbrokers' Association's
Memorandum of Agreement for sale and
purchase of ships. Adopted by BIMCO in 1956.
Code-name
SALEFORM 2012
Revised 1966, 1983 and 1986/87, 1993 and 2012

Dated:  31 August 2018

Dr. Hagen Frhr. Von Diepenbroick having his business address at Münzel & Böhm Rechtsanwälte PartG mbB, Moorfuhrtweg 11, 22301 Hamburg, Germany, in his capacity as insolvency administrator over the assets of Kommanditgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbeschränkt) & Co., organized and existing under the laws of the Federal Republic of Germany (Name of sellers), hereinafter called the "Sellers", have agreed to sell, and

Seanergy Maritime Holdings Corp., organized and existing under the laws of the Republic of Marshall Islands having its business address at 154 Vouliagmenis Avenue, 16674 Glyfada, Athens, Greece (Name of buyers), hereinafter called the "Buyers", have agreed to buy:

Name of vessel:  CPO OCEANIA

IMO Number: 9522099

Classification Society:  DNV GL

Class Notation:  + 100 A5 Bulk Carrier BC(A) CSR DBC ERS ESP Grab (25 t) Holds (2, 4, 6, 8) may be empty IW + MC AUT

Year of Build: 2010	Builder/Yard: Daewoo Shipbuilding & Marine Engineering Co., Ltd., Geoje-si, Korea

Flag: Liberia	Place of Registration: German Ship Register with the local court of Hamburg, Germany/Monrovia, Liberia (Bareboat Register)	GT/NT: 94,250/59,547

hereinafter called the "Vessel", on the following terms and conditions:

Definitions
"Banking Days" are days on which banks are open both in the country of the currency stipulated for the Purchase Price in Clause 1 (Purchase Price) and in the place of closing stipulated in Clause 8 (Documentation) and Greece and the Buyers' nominated flag state (add additional jurisdictions as appropriate).

"Buyers' Nominated Flag State" means the flag state to be advised to the Sellers by the Buyers (state flag state).

"Class" means the class notation referred to above.

"Classification Society" means the Society referred to above.

"Deposit" shall have the meaning given in Clause 2 (Deposit)

"Deposit Holder" means M.M. Warburg & CO Schiffahrstreuhand Gesellschaft mit beschränkter Haftung, Raboisen 38, 20095 Hamburg, Germany (state name and location of Deposit Holder) or, if left blank, the Sellers' Bank, which shall hold and release the Deposit in accordance with this Agreement.

"In writing" or "written" means a letter handed over from the Sellers to the Buyers or vice versa, a registered letter, e-mail or telefax.

"Parties" means the Sellers and the Buyers.

"Purchase Price" means the price for the Vessel as stated in Clause 1 (Purchase Price).

"Sellers' Account" means the account to be advised to the Buyers by the Sellers (state details of bank account) at the Sellers' Bank.

"Sellers' Bank" means Commerzbank AG, Hamburg (state name of bank, branch and details) or, if left blank, the bank notified by the Sellers to the Buyers for receipt of the balance of the Purchase Price.

1.	Purchase Price
The Purchase Price is USD 28,700,000.00 (in words: United States Dollars Twenty-Eight Million Seven Hundred Thousand only) (state currency and amount both in words and figures).

2.	Deposit
As security for the correct fulfilment of this Agreement the Buyers shall lodge a deposit of ~~__% (__ per cent) or, if left blank,~~ 10% (ten per cent), of the Purchase Price (the

"Deposit") in an ~~interest bearing~~ escrow account ~~for the Parties with~~ of the Deposit Holder within three (3) Banking Days after the date that:

(i) this Agreement has been signed by the Parties and exchanged in original or by e-mail or telefax; and

(ii)
the Deposit Holder has confirmed in writing to the Parties that the account has been opened and the escrow account agreement between the Sellers, the Buyers and the Deposit Holder has been executed; and

(iii) the subject as per Clause 20 has been lifted.

The Deposit shall be released in accordance with joint written trust instructions of the Parties.  ~~Interest, if any, shall be credited to the Buyers.~~ Any fee charged for holding and releasing the Deposit shall be borne equally by the Parties. The Parties shall (i) provide to the Deposit Holder all necessary documentation ~~to open and maintain the account~~ for holding the Deposit in escrow without delay, in any event no later than five (5) Banking Days after subjects (i) and (iii) of this Clause 2 have been lifted and (ii) execute the escrow agreement between the Deposit Holder, the Sellers and Buyers within three (3) additional Banking Days, or, in each case, any later date agreed between the Deposit Holder and the Parties.

3.	Payment
On delivery of the Vessel, but not later than three (3) Banking Days after the date that Notice of Readiness has been given in accordance with Clause 5 (Time and place of delivery and notices):

(i) the Deposit shall be released to the Sellers; and

(ii)
the balance of the Purchase Price and all other sums payable on delivery by the Buyers to the Sellers under this Agreement (the "Remaining Funds") shall be paid in full free of bank charges to the Sellers' Account.  The Remaining Funds to be prepositioned in the name of the Buyers or the Buyers' bank by MT199 one (1) Banking Day prior to the scheduled delivery of the Vessel to Sellers' Bank and released to Sellers' Account against presentation of the protocol of delivery and acceptance duly timed and signed by both Parties.

4.	Inspection

(a)* The Buyers have inspected and accepted the Vessel's classification records. The Buyers have also inspected the Vessel at/in Singapore Eastern Anchorage (state place) on 28 May 2018 (state date) and have accepted the Vessel following this inspection. and the sale is outright and definite, subject only to the terms and conditions of this Agreement.

~~(b)* The Buyers shall have the right to inspect the Vessel's classification records and declare whether same are accepted or not within ____________ (state date/period).~~

~~The Sellers shall make the Vessel available for inspection at/in ________ (state place/range) within _______ (state date/period).~~

~~The Buyers shall undertake the inspection without undue delay to the Vessel. Should the Buyers cause undue delay they shall compensate the Sellers for the losses thereby incurred.~~

~~The Buyers shall inspect the Vessel without opening up and without cost to the Sellers.~~

~~During the inspection, the Vessel's dock and engine log books shall be made available for examination by the Buyers.~~

~~The sale shall become outright and definite, subject only to the terms and conditions of this Agreement, provided that the Sellers receive written notice of acceptance of the Vessel from the Buyers within seventy two (72) hours after completion of such inspection or after the date/last day of the period stated in~~ Line 59~~, whichever is earlier.~~

~~Should the Buyers fail to undertake the inspection as scheduled and/or notice of acceptance of the Vessel's classification records and/or of the Vessel not be received by the Sellers as aforesaid, the Deposit together with interest earned, if any, shall be released immediately to the Buyers, whereafter this Agreement shall be null and void.~~

~~*~~4(a) ~~and~~ 4(b) ~~are alternatives; delete whichever is not applicable. In the absence of deletions, alternative~~ 4(a) ~~shall apply.~~

5.	Time and place of delivery and notices

(a) The Vessel shall be delivered and taken over safely afloat at a safe and accessible berth or anchorage ~~at/in~~ within the Charterers' current trading area (state place/range) in the Sellers' option.

Notice of Readiness shall not be tendered before: 15 October 2018 (date)

Cancelling Date (see Clauses 5(c), 6 (a)(i), 6 (a)(iii) and 14): 30 November 2018

(b)  The Sellers shall keep the Buyers well informed of the Vessel's itinerary and shall provide the Buyers with twenty (20), fifteen (15), ten (10), seven (7), five (5) and three (3) days' approximate notice and one (1) days' definite notice of the date the Sellers intend to tender Notice of Readiness and of the intended place of delivery.

When the Vessel is at the place of delivery and physically ready for delivery in accordance with this Agreement, the Sellers shall give the Buyers a written Notice of Readiness for delivery.

(c)  If the Sellers anticipate that, notwithstanding the exercise of due diligence by them, the Vessel will not be ready for delivery by the Cancelling Date they may notify the Buyers in writing stating the date when they anticipate that the Vessel will be ready for delivery and proposing a new Cancelling Date. Upon receipt of such notification the Buyers shall have the option of either cancelling this Agreement in accordance with Clause 14 (Sellers' Default) within three (3) Banking Days of receipt of the notice or of accepting the new date as the new Cancelling Date.  If the Buyers have not declared their option within three (3) Banking Days of receipt of the Sellers' notification or if the Buyers accept the new date, the date proposed in the Sellers' notification shall be deemed to be the new Cancelling Date and shall be substituted for the Cancelling Date stipulated in line 79.

If this Agreement is maintained with the new Cancelling Date all other terms and conditions hereof including those contained in Clauses 5(b) and 5(d) shall remain unaltered and in full force and effect.

(d)  Cancellation, failure to cancel or acceptance of the new Cancelling Date shall be entirely without prejudice to any claim for damages the Buyers may have under Clause 14 (Sellers' Default) for the Vessel not being ready by the original Cancelling Date.

(e) Should the Vessel become an actual, constructive or compromised total loss before delivery the Deposit together with interest earned, if any, shall be released immediately to the Buyers whereafter this Agreement shall be null and void and the parties shall have no claims against each other under or in connection with this Agreement.

6.	Divers Inspection / Drydocking
(a)*
(i)
The Buyers shall have the option at their cost and expense to arrange for an underwater inspection by a diver approved by the Classification Society prior to the delivery of the Vessel. Such option shall be declared latest nine (9) days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement. The Sellers shall at their cost and expense make the Vessel available for such inspection. This inspection shall be carried out without undue delay and in the presence of a Classification Society surveyor arranged for by the Sellers and paid for by the Buyers. The Buyers' representative(s) shall have the right to be present at the diver's inspection as observer(s) only without interfering with the work or decisions of the Classification Society surveyor. The extent of the inspection and the conditions under which it is performed shall be to the satisfaction of the Classification Society. If the conditions at the place of delivery are unsuitable for such inspection, the Sellers shall at their cost and expense make the Vessel available at a suitable alternative place within Charterers' sailing schedule ~~near to the delivery port, in which event the Cancelling Date shall be extended by the additional time required for such positioning and the subsequent re-positioning~~. The Sellers ~~may~~ not to tender Notice of Readiness prior to completion of the underwater inspection.

(ii)
~~If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, by means of imposing 123 a condition (the "Underwater Damage"), then the procedure which is stipulated in Clause 11 of this Agreement relating to damages suffered between the date of inspection as per Clause 4 and the date of delivery of the Vessel shall apply. For the avoidance of doubt clause 11 shall apply for any and all Underwater Damage irrespective of the time of its occurrence. then (1) unless repairs can be carried out afloat to the satisfaction of the Classification Society, the Sellers shall arrange for the Vessel to be drydocked at their expense for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules (2) such defects shall be made good by the Sellers at their cost and expense to the  satisfaction of the Classification Society without condition/recommendation** and (3) the Sellers shall pay for underwater inspection and the Classification Society's attendance.~~

~~Notwithstanding anything to the contrary in this Agreement, if the Classification Society do not require the aforementioned defects to be rectified before the next class  drydocking survey, the Sellers shall be entitled to deliver the Vessel with these defects against a deduction from the Purchase Price of the estimated direct cost (of labour and materials) of carrying out the repairs to the satisfaction of the Classification Society, whereafter the Buyers shall have no further rights whatsoever in respect of the defects and/or repairs. The estimated direct cost of the repairs shall be the average of quotes for the repair work obtained from two reputable independent shipyards at or in the vicinity of the port of delivery, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition/recommendation, unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimate of the direct repair costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established.~~

(iii)
~~If the Vessel is to be drydocked pursuant to~~ Clause 6(a)(ii) ~~and no suitable dry-docking facilities are available at the port of delivery, the Sellers shall take the Vessel to a port where suitable drydocking facilities are available, whether within or outside the delivery range as per~~ Clause 5(a)~~. Once drydocking has taken place the Sellers shall deliver the Vessel at a port within the delivery range as per~~ Clause 5(a) ~~which shall, for the purpose of this Clause, become the new port of delivery. In such event the Cancelling Date shall be extended by the additional time required for the drydocking and extra steaming, but limited to a maximum of fourteen (14) days.~~

~~(b)* The Sellers shall place the Vessel in drydock at the port of delivery for inspection by the Classification Society of the Vessel's underwater parts below the deepest load line, the extent of the inspection being in accordance with the Classification Society's rules. If the rudder, propeller, bottom or other underwater parts below the deepest load line are found broken, damaged or defective so as to affect the Vessel's class, such defects shall be made good at the Sellers' cost and expense to the satisfaction of the Classification Society without condition/recommendation**. In such event the Sellers are also to pay for the costs and expenses in connection with putting the Vessel in and taking her out of drydock, including the drydock dues and the Classification Society's fees. The Sellers shall also pay for these costs and expenses if parts of the tailshaft system are condemned or found defective or broken so as to affect the Vessel's class. In all other cases, the Buyers shall pay the aforesaid costs and expenses, dues and fees.~~

~~(c) If the Vessel is drydocked pursuant to~~ Clause 6(a)(ii) ~~or~~ 6(b) ~~above:~~

(i)
~~The Classification Society may require survey of the tailshaft system, the extent of the survey being to the satisfaction of the Classification surveyor. If such survey is not required by the Classification Society, the Buyers shall have the option to require the tailshaft to be drawn and surveyed by the Classification Society, the extent of the survey being in accordance with the Classification Society's rules for tailshaft survey and  consistent with the current stage of the Vessel's survey cycle. The Buyers shall declare whether they require the tailshaft to be drawn and surveyed not later than by the completion of the inspection by the Classification Society. The drawing and refitting of the tailshaft shall be arranged by the Sellers. Should any parts of the tailshaft system be condemned or found defective so as to affect the Vessel's class, those parts shall be renewed or made good at the Sellers' cost and expense to the sat action of Classification Society without condition/recommendation**.~~

(ii)
~~The costs and expenses relating to the survey of the tailshaft system Shall be borne by the Buyers unless the Classification Society requires such survey to be carried out or if parts of the system are condemned or found defective or broken so as to affect the Vessel's class, in which case the Sellers shall pay these costs and expenses.~~

(iii) ~~The Buyers' representative(s) shall have the right to be present in the drydock, as observe(s) only without interfering with the work or decisions of the Classification Society surveyor.~~

(iv)
~~The Buyers shall have the right to have the underwater parts of the Vessel cleaned and painted at their risk, cost and expense without interfering with the Seller's or the Classification Society surveyor's work, if any, and without affecting the Vessel's timely delivery. If, however, the Buyers' work in drydock is still in progress when the Sellers have completed the work which the Sellers are required to do, the additional docking time needed to complete the Buyers' work shall be for the Buyers' risk, cost and expense. In the event that the Buyers' work required such additional time, the Sellers may upon completion of the Sellers' work tender Notice of Readiness for delivery whilst the Vessel is still in drydock and, notwithstanding~~ Clause 5(a)~~, the Buyers shall be obliged to take delivery in accordance with~~ Clause 3 ~~(Payment), whether the Vessel is in drydock or not.~~

~~* 6(a) and 6 (b) are alternatives; delete whichever is not applicable. In the absence of deletions, alternative 6 (a) shall apply.~~

**Notes or memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

7.	Spares, bunkers and other items

The Sellers shall deliver the Vessel to the Buyers with everything belonging to her on board ~~and on shore~~. All spare parts and spare equipment including spare tail-end shaft(s) and/or spare propeller(s)/propeller blade(s), if any, belonging to the Vessel at the time of delivery ~~inspection~~ used or unused, ~~whether~~ on board ~~or not~~ shall become the Buyers' property, but spares on order are excluded. ~~Forwarding charges, if any, shall be for the Buyers' account.~~ The Sellers are not required to replace spare parts including spare tail-end shaft(s) and spare propeller(s)/propeller blade(s) which are taken out of spare and used as replacement prior to delivery, but the replaced items shall be the property of the Buyers. Unused stores and provisions shall be included in the sale and be taken over by the Buyers without extra payment.

Library and forms exclusively for use in the Sellers' vessel(s) and captain's, officers' and crew's personal belongings including the slop chest, Vessel's cash box and all documents pertaining to the ISM/ISPS system of the Sellers are excluded from the sale without compensation, as well as the following additional items:
- Chartworld ECDIS
- ECDIS charts
- SPOS
- TA Servers
- Company files ISM/ISPS
- mobile phone + sim card
- Charterers equipment
- Training videos
- Laptop containing emergency ECDIS
- all log book/records (byers may take copy of last 12 months)
- all company policies, instructions, manuals
- company stamps
- company Personal Protective Equipment
- all crew related doc's
- Alco tester
- personal gas detection equipment
- ISF watch keeper
- Fuel testing equipment
- SERS
- all SMS and ISM related documents and plans except of those made by ship yard
- company leased, rented equipment (gas bottles OX, AC, Freon etc.)
- VoD box (Videotel)
- all satellite equipment thats not part of the GMDSS equipment (ie FBB) (include list)

Items on board which are on hire or owned by third parties, listed above ~~as follows~~, are excluded from the sale without compensation: ________ (include list)

Items on board at the time of inspection which are on hire or owned by third parties, not listed above, shall ~~be replaced or procured by the Sellers prior to delivery at their cost and expense~~ not be included in the sale and are to be returned to the Seller upon request.

The Buyers shall take over remaining bunkers (unless they are the property of the Charterers) and unused unbroached lubricating and hydraulic oils and greases in storage tanks and unopened sealed drums and pay ~~either~~:

~~(a) *~~the actual net price (excluding barging expenses) as evidenced by invoices or vouchers (either invoices and vouchers of the bunker providers or as per the last hirestatement of the Charterers).
In case such invoices and vouchers are not available the Buyers shall pay~~; or~~

~~(b) *~~(i) for bunkers the current net market price (excluding barging expenses) as published by PLATTs at the port and one day prior to ~~date of~~ delivery of the Vessel or, if unavailable, at the nearest bunkering port for the quantities taken over; and.

(ii) for unused lubricating and hydraulic oils and greases the current market price which shall be the average of quotes obtained from luboil providers for each quantity of unused lubricating and hydraulic oils and greases remaining on board at the time of delivery, one to be obtained by each of the Parties two (2) Banking Days prior scheduled delivery of the Vessel. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the current market price for the respective quantity of unused lubricating and hydraulic oils and greases.
The quantities of remaining bunkers and unused lubricating and hydraulic oils and greases remaining on board at the time of delivery shall be measured and established by a joint survey by the Sellers" and the Buyers" representatives on board two (2) days prior to the scheduled date of delivery — an agreed allowance for consumption for the period between the joint survey and the time of physical delivery to be subtracted from the figures found during the said joint survey.
Should Buyers" representative fail to conduct such joint survey, the quantities established by the Sellers" representative shall be the sole basis for invoicing the remaining bunkers and unused lubricating and hydraulic oils and greases.
Should Sellers" representative fail to conduct such joint survey, the quantities established by the Buyers" representative shall be the sole basis for invoicing the remaining bunkers and unused lubricating and hydraulic oils and greases.

Payment under this Clause shall be made at the same time and place and in the same currency as the Purchase Price.

~~"inspection" in this~~ Clause 7~~, shall mean the Buyers' inspection according to~~ Clause 4(a) ~~or~~ 4(b) ~~(Inspection), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

*(a) and (b) are alternatives, delete whichever is not applicable. In the absence of deletions alternative (a) shall apply.

8.	Documentation
The place of closing: Hamburg, Germany

(a) In exchange for payment of the Purchase Price the Sellers shall provide the Buyers with the following delivery documents listed in Clause 20:

(i)
Three (3) originals of a ~~Legal~~ Bill~~(s)~~ of Sale in British 10A form (in the English language) notarially attested and apostilled, transferring full title and interest in the Vessel and in her boats and appurtenances from the Sellers to the Buyers, warranting that the Vessel is free from mortgages registered in the German Ship Register with the local court of Hamburg duly signed by the Sellers, ~~a form recordable in the Buyers' Nominated Flag State, transferring title of the Vessel and stating that the Vessel is free from all mortgages, encumbrances and maritime liens or any other debts whatsoever, duly notarially attested and legalised or apostilled, as required by the Buyers' Nominated Flag State~~ with a confirmation from the Notary Public confirming the insolvency administrators authority and attaching a certified true copy of the court order regarding the opening of the insolvency proceedings;

(ii)
Copies of (i) the Court Order regarding the opening of insolvency proceedings (Eroffnungsbeschluss) over the assets of Kommanditgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbeschrankt) & Co.,and (ii) the appointment of Dr. Hagen Frhr. von Diepenbroick in his capacity as insolvency administrator over the assets of Kommanditgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbeschrankt) & Co., (Insolvenzverwalterbescheinigung); ~~Evidence that all necessary corporate, shareholder and other action has been taken by the Sellers to authorise the execution, delivery and performance of this Agreement;~~

(iii)
Original Power of Attorney of the Sellers appointing one or more representatives to act on behalf of the Sellers in the performance of this Agreement to execute the Bills of Sale, the Protocol of Delivery and Acceptance, the joint release instructions for the Deposit and any other documents required for the sale and delivery of the Vessel to the Buyers and generally to act on behalf of the Sellers in connection with the sale and delivery of the Vessel to the Buyers, signed by the Sellers, duly notarially attested and legalised or apostilled (as appropriate) with a confirmation from the Notary Public confirming the insolvency administrators authority and attaching a certified true copy of the court order regarding the opening of the insolvency proceedings;

(iv)
Certificate~~s~~ or Transcript~~s~~ of Registry and/or Certificates of Ownership and Freedom from Encumbrances issued by the competent authorities of the ~~flag~~ Liberian bareboat registry and the Vessel's underlying German Ship Register state on the date of delivery and dated the date of delivery evidencing the ~~Sellers'~~ ownership of Kommanditgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbeschrankt) & Co., the Vessel and that the Vessel is free from registered ~~encumbrances and~~ mortgages, to be faxed or e-mailed by such authorities~~y~~ to the closing meeting and Sellers' original written undertaking to furnish 247 to the Buyers the original Certificate of Ownership and Freedom from Encumbrances issued by the German Registry promptly and latest within seven (7) Banking Days after the Vessel has been delivered and the Purchase Price has been paid in full ~~with the original to be sent to the Buyers as soon as possible after delivery of the Vessel~~;

(v)
Original Declaration of the Vessel's present Class or (depending on the Classification Society) a Class Maintenance Certificate issued within ~~three~~two (~~32~~) Banking Days prior to delivery confirming that the Vessel is maintained in Class and free of condition unless Clause 11 applies~~/recommendation~~;

(vi)
Certificate of Deletion of the Vessel from the Liberian bareboat registry ~~Vessel's~~ registry or other official evidence of deletion appropriate to the Vessel's bareboat registry of Liberia at the time of delivery, or, in the event that the registry does not as a matter of practice issue such documentation immediately a written undertaking by the Sellers to effect deletion from the Vessel's registry on the date of delivery of the Vessel ~~forthwith~~ and provide a certificate or other official evidence of deletion to the Buyers dated the delivery date promptly and latest within ~~four~~ seven (7) Banking Days ~~(4) weeks~~ after the Purchase Price has been paid and the Vessel has been delivered;

(vii)
Original Sellers Letter of Undertaking stating that they will provide the Buyers with the 259 original closed CSR from the Bareboat Registry and the German Flag Authorities within thirty
(30) running days from the delivery of the Vessel to the Buyers~~A copy of the Vessel's Continuous Synopsis Record certifying the date on which the Vessel ceased to be registered with the Vessel's registry, or, in the event that the registry does not as a matter of practice issue such certificate immediately, a written undertaking from the Sellers to provide the copy of this certificate promptly upon it being issued together with evidence of submission by the Sellers of a duly executed From 2 stating the date on which the Vessel shall cease to be registered with the Vessel's registry~~;

(viii)	Three originals of the Commercial Invoice for the Vessel dated the delivery date stating the full particulars of the Vessel and the Purchase Price of the Vessel and signed by the Sellers;

(ix)
Three originals of the Commercial Invoice(s) for bunkers (unless they are the property of the Charterers), lubricating and hydraulic oils and greases including supporting evidence as per Clause 7 of this Agreement dated the delivery date and signed by the Sellers;

(x)	A copy of the Sellers' ~~letter~~email to their satellite communication provider cancelling the Vessel's communication contract which is to be sent immediately after delivery of the Vessel;

(xi)
Original Certificate of Ownership and Encumbrances from the Vessels German Registry dated not earlier than three (3) Banking Days of the date of delivery certifying Kommanditgesellschaft MS "CPO OCEANIA" Offen Reederei UG (haftungsbeschrankt) & Co. to be the present owners of the Vessel and evidencing any current mortgage(s);

(xii)	(jointly with Buyers) Original Joint Release Letter for the Deposit (in three originals, one for Sellers, one for Buyers and one for the Deposit Holder);

(xiii)	(jointly with Buyers) Protocol of Delivery and Acceptance (in four originals, two for each of the Sellers and the Buyers);

(xiv)
Vessel's present Class Statement/ Affidavit stating the following: i) the Vessels certificates and their statues (i.e. validity and expiration date), ii) any class items and conditions whether outstanding or not iii) the current survey status setting forth any overdue surveys and iv) that the Vessel is fit to proceed at sea, dated no more than ten (10) running days prior to delivery date of the Vessel with a copy of the Vessels Class Certificate attached. One copy of the same to be sent ten (10) running days prior to the delivery of the Vessel to the Vessels new flag administrator;

(xv)
One original letter from the Sellers confirming that any outstanding radio accounts shall be settled by the Sellers as soon as practically possible after the Vessels delivery with no liability regarding the same to be incurred against the Buyers; and

(xvi)
Any additional documents as may reasonably be required by the competent authorities of the Buyers' Nominated Flag State for the purpose of registering the Vessel, provided the Buyers notify the Sellers of any such documents as soon as possible after the date of this Agreement.~~; and~~

~~(xii)~~	~~The Sellers' letter of confirmation that to the best of their knowledge, the Vessel is not black listed by any nation or international organisation~~

(b) At the time delivery the Buyers shall provide the Sellers with:

(i)
True certified resolutions of (i) the directors and (ii) the shareholders of the Buyers, 277 authorising the purchase of and taking delivery of the Vessel in accordance with the MoA, ratifying the signing of the MoA and authorising the execution of a Power of Attorney, duly notarially attested and legalised or apostilled by the Special Agent of the Republic of the Marshall Islands~~Evidence that all necessary corporate, shareholder and other action has been taken by the Buyers to authorise the execution, delivery and performance of this Agreement~~; and

(ii)
Power of Attorney of the Buyers appointing one or more representatives to act on behalf of the Buyers in the performance of this Agreement, duly notarially attested and legalised or apostilled (as appropriate).

(iii)	Certificate of Incumbency (duly notarially attested and legalised or apostilled) setting out the directors legally entitled to represent the Buyers not older than seven (7) Banking Days.

(iv)	Certified copy of the Certificate of Incorporation issued by the local authority of the Buyers;

(v)	Three (3) Release Letters for the release of the Remaining Funds (one for Sellers, one for Buyers, one for Sellers' Bank).

(c)  If any of the documents listed in Sub clauses (a) and (b) above are not in the English language they shall be accompanied by an English translation by an authorised translator or certified by a lawyer qualified to practice in the country of the translated language.

(d)  The Parties shall to the extent possible exchange copies, drafts or samples of the documents listed in Sub-clause (a) and Sub-clause (b) above for review and comment by the other party not later than seven (7) (state number of days), ~~or if left blank, nine (9)~~ days prior to the Vessel's intended date of readiness for delivery as notified by the Sellers pursuant to Clause 5(b) of this Agreement.

(e)  Concurrent with the exchange of documents in Sub-clause (a) and Sub-clause (b) above, the Sellers shall also hand to the Buyers the classification certificate(s) as well as all plans, drawings and manuals, (excluding ISM/ISPS manuals), which are on board the Vessel. Other certificates which are on board the Vessel shall also be handed over to the Buyers unless the Sellers are required to retain same, in which case the Buyers have the right to take copies.

(f) Other technical documentation which may be in the Sellers' possession shall promptly after delivery be forwarded to the Buyers at their expense, if they so request. The Sellers may keep the Vessel's log books but the Buyers have the right to take copies of same.

(g)  The Parties shall sign and deliver to each other a Protocol of Delivery and Acceptance confirming the date and time of delivery of the Vessel from the Sellers to the Buyers after which Sellers to effect deletion of the Vessel from the Vessel's underlying German ship registry and to provide a fax copy of the certificate of deletion to Buyers, original to follow latest within seven (7) Banking Days after the Purchase Price has been paid and the Vessel has been delivered and Sellers to provide an original letter of undertaking to effect deletion of the Vessel from the Vessel's underlying German Ship Register, if possible, on the date of delivery of the Vessel from the Sellers to the Buyers..

9.	Encumbrances

The Sellers only warrant that the Vessel, at the time of delivery, is free from all ~~charters, encumbrances,~~ mortgages registered in the German ship registry with the local court of Hamburg, 301 Germany and free from all mortgages, liens or other encumbrances in the Liberian bareboat Register. If however during two (2) months after the time of delivery of the Vessel (the "Retention Period") any claim is made against the Vessel in respect of an event or incident which was incurred prior to the time of delivery by the Sellers (the "Retention Claim"), the Sellers hereby undertake to indemnify the Buyers against all consequences of such Retention Claim(s) up to a maximum total amount of USD 100,000.00 (United States Dollars One Hundred Thousand) (the "Retention Amount"). No further warranties are given by the Sellers and any liability of the Sellers is explicitly limited in time for the Retention Period and to the Retention Amount and any further liability of the Sellers with regards to encumbrances and maritime liens or any other debts whatsoever is expressly excluded.
For the purpose of such indemnity, the Deposit shall not be released in full to Sellers upon delivery but part of the Deposit in the Amount of the Retention Amount shall be retained by the Deposit Holder in in the joint account for the Retention Period in accordance with the escrow account agreement. At any time during the Retention Period and upon occurrence of a Retention Claim verified by corresponding evidence, the Retention Amount (or any part thereof) shall, following a joint release letter by the Sellers and the Buyers under the escrow account agreement, be released to the Buyers for the purpose of settling such Retention Claim. At the end of the Retention Period the Retention Amount (or any part remaining thereof following a release to the Buyers pursuant to this Clause 9) shall be automatically released to the Sellers without further instructions. ~~and maritime liens or any other debts whatsoever, and is not subject to Port State or other administrative detentions. The Sellers hereby undertake to indemnify the Buyers against all consequences of claims made against the Vessel which have been incurred prior to the time of delivery.~~

10.	Taxes, fees and expenses

Any taxes, fees and expenses in connection with the purchase and registration in the Buyers' Nominated Flag State shall be for the Buyers' account, whereas similar charges in connection with the closing of the Sellers' register shall be for the Sellers' account.

11.	Condition on delivery

The Vessel with everything belonging to her shall be at the Sellers' risk and expense until she is delivered to the Buyers, but subject to the terms and conditions of this Agreement she shall be delivered and taken over as she is at the time of delivery.

However, the Vessel shall be delivered with her Class maintained as per the actual class survey report dated the day of the Vessel's delivery. In case the Vessel suffers (i) Underwater Damage and/or (ii) damage between inspection and delivery of the Vessel so as to affect the Vessels class by way of imposing one or more class condition(s), normal wear and tear excepted, (together with the Underwater Damage the "Damage") the Sellers undertake to (i) repair the Vessel to the satisfaction of the Classification Society without condition or (ii) deliver the Vessel with the Damage against a deduction from the Purchase Price in the amount of the estimated direct costs of labour and material together with drydock fees (unless as regards dry dock fees the Classification Society does not require the Damage to be rectified before the next scheduled drydocking survey) and expenses (including but not limited to repair expenses, positioning costs, harbour fees etc.) of carrying out the repairs to the satisfaction of the Classification Society without condition (the "Cost"), whereafter the Buyers shall have no further rights whatsoever in respect of the Damage and/or repairs. The Costs shall be the average of quotes for the Costs obtained from either (i) two reputable independent shipyards at or in the vicinity of the port of delivery in case, according to the Classification Society, the Damage can only be repaired by a shipyard or (ii) from two Classification Societys approved repair/diving companies at or in the vicinity of the port of delivery in case, according to the Classification Society, the repair of the Damage can be carried out afloat, in either case, one to be obtained by each of the Parties within two (2) Banking Days from the date of the imposition of the condition(s), unless the Parties agree otherwise. Should either of the Parties fail to obtain such a quote within the stipulated time then the quote duly obtained by the other Party shall be the sole basis for the estimation of the Costs. The Sellers may not tender Notice of Readiness prior to such estimate having been established. The Cancelling Date shall be extended by the additional time required to obtain the quotes for the Cost. If the Cost of the Damage as per above are estimated to be above the amount of USD 120,000.00 (United States Dollars one hundred twenty thousand) (the Maximum Amount) then the Sellers shall have the option (but for the avoidance of doubt, not the obligation) to cancel this Agreement. Should the Costs exceed the Maximum Amount and the Sellers inform the Buyers of their intention to cancel this Agreement then the Buyers shall have the right to accept the Maximum Amount as a lumpsum compensation to be deducted from the Purchase Price and take delivery of the Vessel as she is. Such option to be declared by Buyers within two (2) Banking Days after receipt of Sellers notification that they intent to cancel this Agreement in accordance with this Clause 11. In case this Agreement is cancelled in accordance with this Clause 11 then the Deposit shall be released to Buyers immediately and this Agreement shall become null and void without either Party having any claims against the other Party in relation to this Agreement. The Sellers shall grant no further warranty and shall have no further liability with respect to the condition of the Vessel in excess of the stipulations of this clause 11.~~was at the time of inspection, fair wear and tear excepted.~~

~~However, the Vessel shall be delivered free of cargo and free of stowaways with her Class maintained without condition/ recommendation*, free of average damage affecting the Vessel's class, and with her classification certificates and national certificates, as well as all other certificates the Vessel had at the time of inspection, valid and unextended without condition/ recommendation* by the Classification Society or the relevant authorities at the time of delivery.~~

~~"inspection" in this~~ Clause 11~~, shall mean the Buyers' inspection according to~~ Clause 4(a) ~~or~~ 4(b) ~~(Inspections), if applicable. If the Vessel is taken over without inspection, the date of this Agreement shall be the relevant date.~~

*Notes and memoranda, if any, in the surveyor's report which are accepted by the Classification Society without condition/recommendation are not to be taken into account.

12.	Name/markings
Upon delivery the Buyers undertake to change the name of the Vessel and alter funnel markings.

13.	Buyers' default

Should (i) the Deposit Holder not be provided with the necessary documentation by the Buyers in 328 time in accordance with Clause 2, (ii) the escrow account agreement not be executed by the Buyers in time in accordance with Clause 2 or (iii) the Deposit not be lodged in accordance with Clause 2 (Deposit), the Sellers have the right to cancel this Agreement, and they shall be entitled to claim compensation for their losses and for all expenses incurred together with interest, if any.

Should the Purchase Price not be paid in accordance with Clause 3 (Payment), the Sellers have the right to cancel this Agreement, in which case the Deposit together with interest earned, if any, shall be released to the Sellers. If the Deposit does not cover their loss, the Sellers shall be entitled to claim further compensation for their losses and for all expenses incurred together with interest.

14.	Sellers' default

Should (i) the Deposit Holder not be provided with the necessary documentation by the Buyers in 328 time in accordance with Clause 2, (ii) the escrow account agreement not be executed by the Buyers in time in accordance with Clause 2 or (iii) the Sellers fail to give Notice of Readiness in accordance with Clause 5(b) or fail to be ready to validly complete a legal transfer by the Cancelling Date the Buyers shall have the option of cancelling this Agreement. If after Notice of Readiness has been given but before the Buyers have taken delivery, the Vessel ceases to be physically ready for delivery and is not made physically ready again by the Cancelling Date and new Notice of Readiness given, the Buyers shall retain their option to cancel. In the event that the Buyers elect to cancel this Agreement, the Deposit together with interest earned, if any, shall be released to them immediately without Buyers having any further claim against Sellers under or in connection with this Agreement whatsoever.

~~Should the Sellers fail to give Notice of Readiness by the Cancelling Date or fail to be ready to validly complete a legal transfer as aforesaid they shall make due compensation to the Buyers for their loss and for all expenses together with interest if their failure is due to proven~~

~~negligence and whether or not the Buyers cancel this Agreement.~~

15.	Buyers' representatives

After this Agreement has been signed by the Parties and the Deposit has been lodged, the Buyers have the right to place two (2) representatives on board the Vessel at their sole risk and expense, either 14 days prior intended physical delivery of the Vessel or as of the last port prior intended physical delivery of the Vessel, in Buyers option.

These representatives are on board for the purpose of familiarisation and in the capacity of observers only, and they shall not interfere in any respect with the operation of the Vessel. The Buyers and the Buyers' representatives shall sign the Sellers'/-technical manager's P&L Club's standard letter of indemnity prior to their embarkation.

16.	Law and Arbitration

(a) *This Agreement and any non-contractual obligations arising in connection therewith shall be governed by and construed in accordance with English law and any dispute arising out of or in connection with this Agreement shall be referred to arbitration in London in accordance with the Arbitration Act 1996 or any statutory modification or re-enactment thereof save to the extent necessary to give effect to the provisions of this Clause.

The arbitration shall be conducted in accordance with the London Maritime Arbitrators Association (LMAA) Terms current at the time when the arbitration proceedings are commenced.

The reference shall be to three arbitrators. A party wishing to refer a dispute to arbitration shall appoint its arbitrator and send notice of such appointment in writing to the other party requiring the other party to appoint its own arbitrator within fourteen (14) calendar days of that notice and stating that it will appoint its arbitrator as sole arbitrator unless the other party appoints its own arbitrator and gives notice that it has done so within the fourteen (14) days specified. If the other party does not appoint its own arbitrator and give notice that it has done so within the fourteen (14) days specified, the party referring a dispute to arbitration may, without the requirement of any further prior notice to the other party, appoint its arbitrator as sole arbitrator and shall advise the other party accordingly. The award of a sole arbitrator shall be binding on both Parties as if the sole arbitrator had been appointed by agreement.

In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the LMAA Small Claims Procedure current at the time when the arbitration proceedings are commenced.

~~(b) *This Agreement shall be governed by and construed in accordance with Title 9 of the United States Code and the substantive law (not including the choice of law rules) of the State of New York and any dispute arising out of or in connection with this Agreement shall be referred to three (3) persons at New York, one to be appointed by each of the parties hereto, and the third by the two so chosen; their decision or that of any two of them shall be final, and for the purposes of enforcing any award, judgement may be entered on an award by any court of competent jurisdiction. The proceedings shall be conducted in accordance with the rules of the Society of Maritime Arbitrators, Inc.~~

~~In cases where neither the claim nor any counterclaim exceeds the sum of US$100,000 the arbitration shall be conducted in accordance with the Shortened Arbitration Procedure of the Society of Maritime Arbitrators, Inc.~~

~~(c) This Agreement shall be governed by and construed in accordance with the laws of __________ (state place) and any dispute arising out of or in connection with this Agreement shall be referred to arbitration at _________ (state place), subject to the procedures applicable there.~~

~~*16(a), 16(b) and 16(c) are alternatives; delete whichever is not applicable, In the absence of deletions, alternative 16(a) shall apply.~~

17.	Notices
All notices to be provided under this Agreement shall be in writing.

Contact details for recipients of notices are as follows:

For the Buyers: Attention: Stamatios Tsantanis c/o Seanergy Maritime Holdings Corp., 154 Vouliagmenis Avenue, 16674 Glyfada, Athens, Greece Telephone: +30 210 8913507 Fax: +30 210 9638404

E-mail: snt@seanergy.gr or such other address as the Buyers may notify the Sellers

For the sellers:
(1) Insolvency Administrator
Dr. Hagen Frhr. V. Diepenbroick/Reinhold Horn
c/o Munzel & Bohm Rechtsanwalte PartG MbB, Moorfuhrtweg 11, 22301 Hamburg, Germany
Tel: +49 40 65052590 Fax: +49 40 650525959 Email: diepenbroick@muenzel-boehm.de
horn@muenzel-boehm.de

(2) Cyrus Makowski Rechtsanwalte Partnerschaft mbB
Christine Wegner/Dr. Vivian Fuchs
Willy-Brandt-StraBe 61, 20457 Hamburg, Germany
Tel: +49 40 3006630 Fax: +49 40 30066325
Email: Christine.wegner@cyrusross.de/vivian.fuchs@cyrusross.de

18.	Entire Agreement

The written terms of this Agreement comprise the entire agreement between the Buyers and the Sellers in relation to the sale and purchase of the Vessel and supersede all previous agreements whether oral or written between the Parties in relation thereto.

Each of the Parties acknowledges that in entering into this Agreement it has not relied on and shall have no right or remedy in respect of any statement, representation, assurance or warranty (whether or not made negligently) other than as is expressly set out in this Agreement.

Any terms implied into this Agreement by any applicable statute or law are hereby excluded to the extent that such exclusion can legally be made. Nothing in this Clause shall limit or exclude any liability for fraud.

19.	Confidentiality

The terms and conditions of this Agreement to be kept strictly private and confidential among the Parties, provided however that the Parties may disclose as much as may be necessary of the terms of this Agreement:
(a)          in case and to the extent required by law including but not limited to the Securities and Exchange Commission laws or the US stock listed exchange rules or requested by court or by the Sellers-creditors in connection with the Sellers" insolvency proceedings;
(b)          to auditors, third party managers, external cousel or accountants;
(c)          to their owners, affiliates or subsidiaries; or
(d)          in connection with any financing of the Vessel;

provided that the recipients of confidential information under (b), (c) and (d) above agree or are required to keep the terms of this Agreement confidential in accordance with the terms of this clause. However should, despite the efforts of all Parties involved, details of this Agreement become public in the market, neither the Sellers nor the Buyers have the right to withdraw from the sale or fail to fulfill their obligations under this Agreement.

20.	Effectiveness

This Agreement shall become effective upon and subject to consent of Sellers' Bank being the mortgagee of the first ranking mortgage on the Vessel to be given within one (1) Banking Day after this Agreement has been signed by the last of the Parties to this Agreement and exchanged by the Parties by email.

21.	Nomination

The Buyers are entitled to nominate a guaranteed wholly owned subsidiary as Buyers of the Vessel from the Sellers. Such nomination to be declared latest 10 Banking Days after execution of this Agreement. Seanergy Maritime Holdings Corp., however, in such case to remain responsible and liable for the fulfilment of this Agreement as Buyers. In case Sellers' Bank does not confirm the nominee, Buyers have the option to withdraw the nomination or nominate another company which is subject to the aforementioned confirmation by Sellers' Bank. Failing approval by Sellers' Bank, Sellers have the option to cancel this Agreement in which case the Deposit shall be released to the Buyers immediately and neither Party shall have any further claim against the other Party under or in connection with this Agreement.

22.	Novation Agreement
In case a novation agreement of the charter entered into between the Sellers and Swissmarine

(the "Charterers") dated 22 May 2016 as amended thereafter on 6 February 2017 and 21 March 2018 (the "Charter") pursuant to which all rights and obligations arising after the date of delivery of the Sellers under the Charter are novated to the Buyers (the "Novation Agreement") has not been duly executed by the Sellers, the Buyers and the Charterers latest by 28 September 2018 this Agreement shall become null and void and the Deposit shall be released to the Buyers immediately and the Parties shall have no further claims against each other under or in connection with this Agreement.

For and on behalf of the Sellers	For and on behalf of the Buyers
Name: Dr. Hagen Freiherr von Diepenbroick	Name: Stamatios Tsantanis
Title: Insolvency Administrator	Title: CEO

/s/ Dr. Hagen Freiherr von Diepenbroick	/s/ Stamatios Tsantanis